Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2021 with respect to the consolidated financial statements of Enviva Holdings, LP and subsidiaries included in the Current Report on Form 8-K/A of Enviva Partners, LP dated December 23, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, Virginia

January 3, 2022